Exhibit 2

ROLLOVER AGREEMENT

This ROLLOVER AGREEMENT (this “Agreement”) is entered into as of June 15, 2020 by and among:

1.	Quantum Bloom Group Ltd, an exempted company with limited liability incorporated under the Laws of the Cayman Islands (“Parent”); and

2.	each entity listed in the column titled “Rollover Shareholder” in Schedule A attached hereto (each, a “Rollover Shareholder” and collectively, the “Rollover Shareholders”).

Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, Parent, Quantum Bloom Company Ltd, an exempted company with limited liability incorporated under the Laws of the Cayman Islands and a wholly-owned Subsidiary of Parent (“Merger Sub”), and 58.com Inc., an exempted company incorporated with limited liability under the Laws of the Cayman Islands (the “Company”) have, concurrently with the execution of this Agreement, entered into an Agreement and Plan of Merger, dated as of the date hereof (as may be amended, supplemented or otherwise modified from time to time with the prior written consent of the Rollover Shareholders under Section 3.6, the “Merger Agreement”), pursuant to which Merger Sub will be merged with and into the Company, with the Company continuing as the surviving company and a wholly-owned subsidiary of Parent (the “Merger”), upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, as of the date hereof, each Rollover Shareholder is the “beneficial” owner (the term “beneficial” or “beneficially” or like expression shall have such meanings as defined under Rule 13d-3 of the Exchange Act) of certain (a) Class A ordinary shares, par value US$0.00001 of the Company (“Class A Shares”) (including Class A Shares represented by ADSs) and/or (b) Class B ordinary shares, par value US$0.00001 of the Company (“Class B Shares”, together with Class A Shares, “Shares”) as set forth in the column titled “Owned Shares” opposite such Rollover Shareholder’s name on Schedule A hereto (the “Owned Shares”). With respect to each Rollover Shareholder, its Owned Shares, together with any other Shares and securities of the Company as may be acquired (whether beneficially or of record) by such Rollover Shareholder after the date hereof and prior to the earlier of the Effective Time and the termination of all of its obligations under this Agreement, including, without limitation, any Shares or securities of the Company as may be acquired by means of purchase, dividend or distribution, or issued upon the exercise of any warrants or the conversion of any convertible securities or otherwise, shall be collectively referred to herein as its “Securities”;

WHEREAS, on the date hereof, Mr. Jinbo Yao, Nihao China Corporation and General Atlantic Singapore 58 Pte. Ltd. (“GA”, together with Mr. Jinbo Yao and Nihao China Corporation, collectively, the “Supporting Shareholders”) executed a support agreement in favor of Parent (the “Support Agreement”), pursuant to which, (a) each Supporting Shareholder other than GA agreed to (i) the cancellation of the Shares (including Shares represented by ADSs) held by such person for no cash consideration, and (ii) subscribe for newly issued class A and/or class

B ordinary shares of Parent, par value US$0.00001 per share (the “Parent Shares”) immediately prior to the Closing, and (b) GA agreed to contribute certain Shares (including Shares represented by ADSs) held by such person in exchange for newly issued Parent Shares immediately prior to the Closing, in each case in accordance with the Support Agreement;

WHEREAS, on the date hereof, Parent, Merger Sub and certain Sponsors entered into an Interim Investors Agreement (as may be amended, supplemented or otherwise modified from time to time, the “Interim Investors Agreement”), which, among others, governs certain actions of the parties thereto with respect to the Parent Group Contracts and the Financing Documents; the term “Investors” shall have the meaning ascribed to such term in the Interim Investors Agreement;

WHEREAS, in connection with the consummation of the Merger, each Rollover Shareholder agrees to (a) the cancellation of the Shares (including Shares represented by ADSs) as set forth in the column titled “Rollover Shares” opposite such Rollover Shareholder’s name on Schedule A hereto (the “Rollover Shares”) for no cash consideration, and (b) subscribe, or designate an Affiliate to subscribe, for newly issued Parent Shares immediately prior to the Closing, in each case upon the terms and conditions set forth herein;

WHEREAS, in order to induce Parent and Merger Sub to enter into the Merger Agreement and consummate the transactions contemplated thereby, including the Merger, the Rollover Shareholders are entering into this Agreement; and

WHEREAS, the Rollover Shareholders acknowledge that Parent and Merger Sub are entering into the Merger Agreement in reliance on the representations, warranties, covenants and other agreements of the Rollover Shareholders set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
Restrictions on Transfers

Section 1.1 Restrictions on Transfers. Except as provided for in Article II below or pursuant to the Merger Agreement, each Rollover Shareholder hereby agrees that, from the date hereof until the Expiration Time (as defined below), such Rollover Shareholder shall not directly or indirectly:

(a)  offer for sale, sell (constructively or otherwise), transfer, assign, tender in any tender or exchange offer, pledge, grant, encumber, hypothecate or similarly dispose of (by merger, testamentary disposition, operation of Law or otherwise) (collectively, “Transfer”), or enter into any Contract, option or other arrangement or understanding with respect to the Transfer of, any Securities or any interest therein, including, without limitation, any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction, collar transaction or any other similar transaction (including any option with respect to any such transaction) or combination of any such transactions, in each case involving any Securities which (x) has, or could reasonably be expected to have, the effect of reducing or limiting its economic interest in such Securities and/or (y) grants a third party the right to vote or direct the voting of such Securities that is inconsistent with this Agreement;

(b)  deposit any Securities into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement;

(c)  convert or exchange, or take any action which would result in the conversion or exchange of, any Securities;

(d)  knowingly take any action that would make any representation or warranty of such Rollover Shareholder set forth in this Agreement untrue or incorrect or have the effect of preventing, disabling, or delaying such Rollover Shareholder from performing any of its obligations under this Agreement; or

(e)  agree (whether or not in writing) to take any of the actions referred to in the foregoing clauses (a), (b), (c) or (d).

ARTICLE II
Subscription

Section 2.1  Irrevocable Election. The execution of this Agreement by each Rollover Shareholder evidences, subject to ARTICLE V, the irrevocable election and agreement by each Rollover Shareholder to the cancellation of its Rollover Shares for no cash consideration and the subscription by it or its designated Affiliate(s) for newly issued Parent Shares immediately prior to the Closing on and subject to the terms and conditions set forth herein.

Section 2.2  Cancellation. Subject to the terms and conditions set forth herein, (a) each Rollover Shareholder agrees that, at the Effective Time, all of its Rollover Shares (including those represented by ADSs) shall be cancelled at no cash consideration in connection with the Merger, and (b) other than its Rollover Shares, all equity securities of the Company held by such Rollover Shareholder, if any, shall be treated as set forth in the Merger Agreement and not be affected by the provisions of this Agreement. Each Rollover Shareholder shall take all actions necessary to cause its Rollover Shares (including those represented by ADSs) to be treated as set forth herein.

Section 2.3  Issuance of Parent Shares. Immediately prior to the Closing, in consideration for the cancellation of the Rollover Shares (including those represented by ADSs) held by each Rollover Shareholder in accordance with Section 2.2, Parent shall issue to such Rollover Shareholder (or, if designated by such Rollover Shareholder in writing, an Affiliate of such Rollover Shareholder), the number of newly issued class A and/or class B Parent Shares, as set forth in the column titled “Parent Shares” opposite such Rollover Shareholder’s name on Schedule A hereto, at a consideration per share equal to its par value. Subject to the terms and conditions of this Agreement, each Rollover Shareholder hereby acknowledges and agrees that (i) delivery of the Parent Shares set forth opposite such Rollover Shareholder’s name on Schedule A hereto shall constitute complete satisfaction of all obligations towards or sums due to such Rollover Shareholder by Parent and Merger Sub in respect of the Rollover Shares (including those represented by ADSs) held by such Rollover Shareholder cancelled at the

Effective Time as contemplated by Section 2.2 above, and (ii) such Rollover Shareholder shall have no right to any Merger Consideration in respect of its Rollover Shares (including those represented by ADSs). No Parent Shares issued in connection with the Merger shall be issued at a lower price per share than the Parent Shares issued hereunder (it being understood that the Parent Shares issued hereunder are deemed to be issued at a price per share based on each Rollover Share having a value equal to the Per Share Merger Consideration).

Section 2.4  Rollover Closing. Subject to the satisfaction in full (or waiver, if permissible) of all of the conditions set forth in Sections 7.01 and 7.02 of the Merger Agreement (other than conditions that by their nature are to be satisfied or waived, as applicable, at the Closing), the closing of the subscription and issuance of Parent Shares contemplated hereby (the “Rollover Closing”) shall take place immediately prior to the Closing as contemplated by the Merger Agreement. For the avoidance of doubt, Schedule A sets forth opposite each Rollover Shareholder’s name the number and class of (i) Rollover Shares (including those represented by ADSs) of such Rollover Shareholder which shall be all the Shares owned by such Rollover Shareholder as of the date hereof, and (ii) Parent Shares to be issued to such Rollover Shareholder in connection with the cancellation contemplated by Section 2.2. At the Rollover Closing, Parent shall deliver to each Rollover Shareholder an updated register of members of Parent, certified by the registered office provider of Parent, evidencing the ownership of the Parent Shares issued to such Rollover Shareholder pursuant to Section 2.3. As promptly as practicable but in any event no later than five (5) Business Days after the Rollover Closing, Parent shall deliver to each Rollover Shareholder the original share certificate(s) for the Parent Shares issued to such Rollover Shareholder.

Section 2.5  Deposit of Rollover Shares. No later than one (1) Business Day prior to the Rollover Closing, each Rollover Shareholder and any agent of such Rollover Shareholder holding certificates evidencing any Rollover Shares (if any) shall deliver to Parent such certificates representing the Rollover Shares in such person’s possession, for disposition in accordance with the terms of this Agreement; such certificates and documents shall be held by Parent or any agent authorized by Parent until the Rollover Closing. To the extent that any Rollover Shares of a Rollover Shareholder are held in street name or otherwise represented by ADSs, such Rollover Shareholder shall execute such instruments and take such other actions, in each case, as are reasonably requested by Parent to reflect or give effect to the cancellation of such Rollover Shares in accordance with this Agreement; provided, in no event shall a Rollover Shareholder be required to incur any cost to surrender ADSs in exchange for certificates evidencing Rollover Shares in connection with the disposition thereof.

Section 2.6  Effect of the Merger on Rollover Shares. Parent agrees that it shall not have the right to receive the Per Share Merger Consideration (or the Per ADS Merger Consideration, if applicable) in connection with the Merger with respect to any Rollover Shares held by it as of immediately prior to the Effective Time, and, at the Effective Time, each Rollover Share held by it shall be cancelled and cease to exist without payment of any consideration or distribution therefor.

ARTICLE III
Representations, Warranties and Covenants

Section 3.1  Representations and Warranties. Each Rollover Shareholder represents and warrants to Parent that, as of the date hereof and as of the Rollover Closing:

(a)  it has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby;

(b)  this Agreement has been duly executed and delivered by it and the execution, delivery and performance of this Agreement by it and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate or similar action on the part of such person and no other corporate or similar actions or proceedings on the part of such person are necessary to authorize this Agreement or to consummate the transactions contemplated hereby;

(c)  assuming due authorization, execution and delivery by Parent, this Agreement constitutes a legal, valid and binding agreement of such person, enforceable against it in accordance with its terms, except as enforcement may be limited by the Bankruptcy and Equity Exception;

(d)  it is and, immediately prior to the Rollover Closing, will be the beneficial owner of, and has and, immediately prior to the Rollover Closing, and will have good and valid title to, its Owned Shares, free and clear of Liens which have, or could have, the effect of preventing, impeding or interfering with or adversely affecting the performance of its obligations under this Agreement, excluding any Lien which will be discharged on or prior to the Rollover Closing or as created by this Agreement;

(e)  it has and, as of the Rollover Closing will have, sole or shared (together with its Affiliates) voting power, power of disposition, and power to control dissenter’s rights, in each case with respect to all of its Owned Shares, with no limitations, qualifications, or restrictions on such rights, subject to applicable United States federal securities Laws, Laws of the Cayman Islands and Laws of the PRC and the terms of this Agreement and excluding any Lien which will be discharged on or prior to the Rollover Closing;

(f)   except as contemplated hereby, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which it is a party relating to the pledge, disposition or voting of any of its Owned Shares, and its Owned Shares are not subject to any Contract to which it is a party relating to the voting or Transfer of such Securities other than this Agreement, any Lien which will be discharged on or prior to the Rollover Closing or the voting power granted by it to its Affiliates;

(g)  it has not Transferred any interest in any of its Owned Shares other than as contemplated by this Agreement or any Lien which will be discharged on or prior to the Rollover Closing;

(h)  it has not appointed or granted any proxy or power of attorney that is still in effect with respect to any of its Owned Shares that is inconsistent with this Agreement, except the voting power granted by each Rollover Shareholder to its Affiliates;

(i)  as of the date hereof, other than its Owned Shares, it does not own, beneficially or of record, or have the right to acquire, any Shares, securities of the Company, or any direct or indirect interest in any such securities (including by way of derivative securities);

(j)  except for the applicable requirements of the Exchange Act and Laws of the Cayman Islands, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary on the part of it for the execution, delivery and performance of this Agreement by it or the consummation by it of the transactions contemplated hereby, and (ii) neither the execution, delivery or performance of this Agreement by it, nor the consummation by it of the transactions contemplated hereby, nor compliance by it with any of the provisions hereof shall (x) conflict with or violate any provision of its organizational documents, (y) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on its property or assets pursuant to, any Contract to which it is a party or by which it or any of its property or assets is bound or affected, in each case which have, or could have, the effect of preventing, impeding or interfering with or adversely affecting the performance of its obligations under this Agreement, or (z) violate any order, writ, injunction, decree, statute, rule or regulation applicable to it or any of its properties or assets;

(k)  on the date hereof, there is no Action pending against it or, to its knowledge, any other person or, to its knowledge, threatened against such Rollover Shareholder or any other person that restricts or prohibits (or, if successful, would restrict or prohibit) the performance of its obligations under this Agreement;

(l)  it has been afforded the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of Parent concerning the terms and conditions of the transactions contemplated hereby and the merits and risks of owning Parent Shares and it acknowledges that it has been advised to discuss with its counsel the meaning and legal consequences of its representations and warranties in this Agreement and the transactions contemplated hereby; and

(m)  it understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon its execution, delivery and performance of this Agreement.

Section 3.2  Covenants. Each Rollover Shareholder:

(a)  agrees, prior to the Expiration Time, not to knowingly take any action that would make any of its representations or warranties contained herein untrue or incorrect or have or could have the effect of preventing, impeding or interfering with or adversely affecting the performance of its obligations under this Agreement;

(b)  irrevocably waives, and agrees not to exercise, any rights of appraisal or rights of dissent from the Merger that it may have with respect to its Securities (including, without limitation, any rights under Section 238 of the CICL);

(c)  agrees to (i) provide to Parent any information about it (or its Affiliates) to be included in the Proxy Statement or the Schedule 13E-3; (ii) reasonably cooperate with Parent in connection with the preparation of the foregoing documents and any other filings or notifications with any Governmental Authority that are required by applicable Law to the extent such documents relate to it (or any of its Affiliates); and (iii) permit the Company to publish and disclose in the Proxy Statement (including all documents filed with the SEC in accordance therewith), its identity and beneficial ownership of Shares or other equity securities of the Company and the nature of its commitments, arrangements and understandings under this Agreement, in each case of clauses (i), (ii) and (iii), to the extent required by applicable Law or the SEC (or its staff); provided that in each case of clauses (i), (ii) and (iii), the Company and Parent shall provide such Rollover Shareholder and its counsel with a reasonable opportunity to review and to comment on the foregoing documents and shall give due consideration to all reasonable additions, deletions or changes suggested thereto; provided, further, that any disclosure or reference relating to such Rollover Shareholder (or its Affiliates) in the foregoing documents by the Company or Parent shall still require prior written consent by such Rollover Shareholder (which consent shall not be unreasonably withheld, delayed or conditioned); and

(d)  agrees and covenants that it shall promptly notify Parent of any new Shares and other securities of the Company with respect to which beneficial ownership is acquired by it, including, without limitation, by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities of the Company after the date hereof.

Section 3.3  Shareholders Agreement. Parent and the Rollover Shareholders agree to negotiate in good faith with respect to, and enter into concurrently with the Rollover Closing, with the Investors, a shareholders agreement or other definitive agreements (the “Shareholders Agreement”) containing, customary terms including (and that are, subject to mutually agreed changes, consistent with) the terms set forth on Schedule C hereto. Parent hereby agrees to take (or cause to be taken) all actions required to be taken, such that (i) the board of directors of Parent has the composition contemplated by Schedule C hereto immediately prior to the Rollover Closing, and (ii) the equity ownership and voting power of the shareholders of Parent shall be consistent with the terms in Schedule C hereto. In the event that Parent, the Rollover Shareholders and the Investors are unable to agree on the terms of the Shareholders Agreement, the terms set forth on Schedule C hereto shall govern with respect to the matters set forth therein following the Rollover Closing and until such time as Parent, the Rollover Shareholders and the Investors enter into a Shareholders Agreement.

Section 3.4  Support Agreement.

(a)  Parent shall ensure that the rights, preferences, privileges, benefits, restrictions and obligations of any Rollover Shareholder under this Agreement shall not be less favorable (or more restrictive) to such Rollover Shareholder than similar rights, preferences, privileges, benefits, restrictions and obligations of any Supporting Shareholder under the Support Agreement or any other Contract relating to the rollover of the Securities owned by such Supporting Shareholder; except to the extent the rights, preferences, privileges, benefits, restrictions and obligations of the Rollover Shareholders differ from those of the Supporting Shareholders as of the date hereof pursuant to the terms of the Parent Group Contracts provided to the Rollover Shareholders on or prior to the date hereof and this Section 3.4(a) is not intended to alter such differing terms. Parent agrees in the event it breaches this Section 3.4(a), in addition to any right or remedy any Rollover Shareholder may have, this Agreement shall be deemed automatically amended in favor of each Rollover Shareholder to incorporate such terms that are more favorable (or less restrictive) to any Supporting Shareholder.

(b)  Parent undertakes that the number and class of Parent Shares to be issued to the applicable Supporting Shareholders at the Rollover Closing in connection with the rollover of the Shares owned by such Supporting Shareholders shall be those set forth in Schedule B hereto; provided that, pursuant to the terms of the Support Agreement, GA may elect not to rollover some or all of its Shares, in which case (i) such Shares shall no longer be “Rollover Shares” of GA in Schedule B hereto, (ii) the number of Shares in the column titled “Rollover Shares” opposite GA’s name on Schedule B hereto shall be reduced accordingly, (iii) the number of Parent Shares in the column titled “Parent Shares” opposite GA’s name on Schedule B hereto shall be reduced accordingly.

Section 3.5  Access to Information. Parent shall promptly share with each Rollover Shareholder all information reasonably necessary for such Rollover Shareholder to carry out the transactions contemplated by this Agreement, including without limitation, copies of all correspondences between the Company, Parent or their respective representatives or counsel, on the one hand, and the SEC, on the other hand, relating to the Proxy Statement or the Schedule 13E-3, copies of any contracts or transactions documents relating to the Merger or the other Transactions and any amendments thereto, any information provided by the Company to Parent or Merger Sub pursuant to the Merger Agreement, and any material update on debt financing and other aspects relating the Transactions.

Section 3.6  Transaction Documents. Without the prior written consent of the Rollover Shareholders, Parent shall not, and shall cause Merger Sub not to,

(a)  amend or modify the Merger Agreement, or waive compliance or satisfaction with any agreement or condition in the Merger Agreement (including any closing condition);

(b)  amend or modify any Parent Group Contract or any Financing Document, in each case in the form provided by Parent to the Rollover Shareholders on the date hereof, (i) in a way that by its terms has an impact, economic or otherwise, on any Rollover Shareholder that is disproportionate to the impact, economic or otherwise, on the Investors or (ii) on terms that are adverse to Parent, Merger Sub or any Rollover Shareholder compared to the terms that are effective prior to such proposed amendment or modification;

(c)  enter into any agreement, arrangement or understanding with respect to the Transactions with any Investor or any other person that would become a shareholder of Parent; and/or

(d)  offer, issue or sell, or enter into any agreement, arrangement or understanding to offer, issue or sell, any Parent Securities (as defined below) to any Specified Competitor (as defined in Schedule C hereto).

ARTICLE IV
Representations and Warranties of Parent

Section 4.1  Parent represents and warrants to each Rollover Shareholder that as of the date hereof and as of the Rollover Closing:

(a)  Each of Parent and Merger Sub is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands and has all requisite corporate or similar power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted.

(b)  Parent has all requisite corporate or similar power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and the execution, delivery and performance of this Agreement by Parent and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and no other corporate actions or proceedings on the part of Parent are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. Assuming due authorization, execution and delivery by the other parties, this Agreement constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as enforcement may be limited by the Bankruptcy and Equity Exception;

(c)  except for the applicable requirements of the Exchange Act and Laws of the Cayman Islands, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary on the part of Parent for the execution, deliver and performance of this Agreement by Parent or the consummation by Parent of the transactions contemplated hereby, and (ii) neither the execution, delivery or performance of this Agreement by Parent, nor the consummation by Parent of the transactions contemplated hereby, nor compliance by Parent with any of the provisions hereof shall (x) conflict with or violate any provision of the organizational documents of Parent, (y) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on such property or asset of Parent pursuant to, any Contract to which Parent is a party or by which Parent or any of its property or asset is bound or affected, or (z) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or any of its properties or assets;

(d)  each of Parent and Merger Sub was formed solely for the purposes of engaging in the Transactions and has not conducted any business prior to the date hereof, and has no, and prior to the Effective Time, will have no assets, liabilities or obligations of any nature other than pursuant to any Debt Commitment Letter or definitive documentation relating to the Debt Financing and those incident to its formation and capitalization pursuant to the Merger Agreement and the Transactions. Other than Merger Sub, there are no other corporations, partnerships, joint ventures, associations, or entities through which Parent or Merger conducts business, or other entities in which either Parent or Merger Sub controls or owns, of record or beneficially, any direct or indirect equity or other interest;

(e)  at and immediately after the Rollover Closing, the authorized share capital of Parent shall consist of 5,000,000,000 Parent Shares (comprised of 4,800,000,000 class A ordinary shares and 200,000,000 class B ordinary shares), of which a number of Parent Shares as set forth in Schedule A shall be issued and outstanding (the “Issued Shares”), and the Issued Shares, together with the Parent Shares to be issued to the EC Investors (as defined in the Interim Investors Agreement) at the Rollover Closing pursuant to the Interim Investors Agreement and the Equity Commitment Letters and the Parent Shares to be issued to the Supporting Shareholders (or their designated Affiliates) at the Rollover Closing pursuant to the Support Agreement, shall be all of the Parent Shares outstanding at and immediately after the Rollover Closing. All of the issued and outstanding share capital of Merger Sub is, and at the Rollover Closing will be, owned by Parent. Except as set forth in the foregoing sentences in this Section 4.1(e) and as provided in Section 2.02 of the Merger Agreement, there are no outstanding or authorized (i) shares of capital stock, voting securities or other equity interests of Parent or Merger Sub, (ii) any securities convertible into, exercisable for, or exchangeable for shares of capital stock, voting securities or other equity interests of Parent or Merger Sub, or (iii) any subscriptions, options, warrants, convertible debts, convertible instruments, calls, phantom stock or other similar rights, agreements, arrangements, understandings or commitments of any character to acquire from Parent or Merger Sub, or obligations of Parent or Merger Sub to issue or sell, any securities referenced in clauses in (i) and (ii) (the foregoing securities in clauses (i), (ii) and (iii), the “Parent Securities”);

(f)  at the Rollover Closing, the Parent Shares to be issued under this Agreement shall have been duly and validly authorized and when issued and delivered in accordance with the terms hereof, will be validly issued, fully paid and nonassessable, free and clear of all Liens, other than restrictions arising under applicable securities Laws; and

(g)  as of the date of this Agreement, other than the Parent Group Contracts, there are no Contracts, agreement, arrangement or understanding relating to the Transactions among Parent, Merger Sub and any Investor.

ARTICLE V
Termination

Section 5.1  This Agreement, and the obligations of the Rollover Shareholders hereunder, shall terminate and be of no further force or effect immediately upon the earlier to occur of (a) the Effective Time, (b) termination of the Merger Agreement in accordance with its terms, (c) the written agreement of the Rollover Shareholders and Parent, (d) delivery of a written termination notice by the Rollover Shareholders to Parent following the occurrence of a Change in the Company Recommendation and (e) the occurrence of any breach of Section 3.6 by Parent which is not cured by Parent within ten (10) days following receipt of written notice of breach from the Rollover Shareholders (such earlier time, the “Expiration Time”); provided, that this Article V and Article VI shall survive any termination of this Agreement; provided, further, that if this Agreement is terminated at the Effective Time, Section 3.3 shall remain in effect until a Shareholders Agreement is duly executed by relevant persons in accordance with Section 3.3. Nothing in this Article V shall relieve or otherwise limit any party’s liability for any breach of this Agreement prior to the termination of this Agreement. If for any reason the Merger fails to occur but the Rollover Closing contemplated by Article II has already taken place, then Parent shall promptly take all such actions as are necessary to restore each Rollover Shareholder to the position it was in with respect to ownership of the Rollover Shares prior to the Rollover Closing.

ARTICLE VI
Miscellaneous

Section 6.1  Confidentiality. Except as permitted under this Section 6.1 or Section 6.2, each party (the “Recipient”) shall not, and shall direct its Affiliates and the representatives of the foregoing not to, disclose any written, oral or other information obtained in confidence by the Recipient in connection with this Agreement or the Transactions, unless such information (a) is already or becomes known to the Recipient by a third party which is not known by the Recipient to be bound by a duty of confidentiality to the disclosing party, (b) is or becomes publicly available other than through a breach of this Agreement by the Recipient, or (c) is developed independently by or for the Recipient without using any such confidential information (the “Confidential Information”) without the prior written consent of the disclosing party of such Confidential Information. The Recipient may disclose any Confidential Information to any of its Affiliates and any of the representatives of the foregoing who (prior to such disclosure) have agreed with the Recipient to maintain the confidentiality of such Confidential Information as set out herein or are otherwise bound by applicable Law or rules of professional conduct to keep such information confidential. Each party shall not and shall direct its Affiliates and the representatives of the foregoing to whom Confidential Information is disclosed not to, use any Confidential Information for any purpose other than exclusively for the purposes of this Agreement or the Transactions.

Section 6.2  Permitted Disclosures. A party may make disclosures of Confidential Information if required by applicable Laws or the rules and regulations of any securities exchange or Governmental Authority of competent jurisdiction over such party, but only after the form and terms of such disclosure have been notified to the other parties and the other parties have had a reasonable opportunity to review and comment thereon and such party has given due consideration to all reasonable additions, deletions or changes suggested thereto, in each case to the extent legally permissible and reasonably practicable; provided, that any disclosure or reference relating to any Rollover Shareholder (or its Affiliates) in the foregoing documents shall still require prior written consent by such Rollover Shareholder (which consent shall not to be unreasonably withheld, delayed or conditioned).

Section 6.3  Voting. Notwithstanding anything to the contrary in this Agreement, Parent acknowledges and agrees that, each Rollover Shareholder may, in its sole and absolute discretion, determine how to vote or abstain from voting at any general meeting of the shareholders of the Company in respect of, the Merger and the other Transactions, or any other matter (including any competing proposal or transaction) submitted to a shareholder vote.

Section 6.4  Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person or upon confirmation of receipt when transmitted by facsimile transmission or by electronic mail or on the next business day if transmitted by international overnight courier, in each case to the respective parties at the address set forth on Schedule D hereto under each party’s name (or at such other address for a party as shall be specified in a notice given in accordance with this Section 6.4).

Section 6.5  Severability. If any provision of this Agreement is held to be invalid or unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to the maximum extent possible. In any event, the invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other jurisdiction.

Section 6.6  Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

Section 6.7  Specific Performance. Each of the parties hereto acknowledge and agree that the other parties would be irreparably injured by a breach of this Agreement by it and that money damages alone would not be an adequate remedy for any actual or threatened breach of this Agreement. Accordingly, each party shall be entitled to specific performance or injunctive or other equitable relief (without posting a bond or other security) to enforce or prevent any violations of any provision of this Agreement, in addition to all other rights and remedies available at law or in equity to such party, including the right to claim money damages for breach of any provision of this Agreement. All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by a party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by a party.

Section 6.8  Amendments; Waivers. At any time prior to the Expiration Time, any provision of this Agreement may be amended or waived if, and only if such amendment or waiver is in writing and signed, in the case of an amendment, by the Rollover Shareholders and Parent, or in the case of a waiver, by the party against whom the waiver is to be effective. Notwithstanding the foregoing, no failure or delay by a party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 6.9  Governing Law; Jurisdiction.

(a)  This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York, without giving effect to any choice of law or conflict of law rules or provisions that would cause the application of the Laws of any jurisdiction other than the State of New York, except that matters arising out of or relating to the cancellation of the Shares (including Shares represented by ADSs) contemplated by this Agreement shall be interpreted, construed and governed by and in accordance with the Laws of the Cayman Islands in respect of which the parties hereto hereby irrevocably submit to the nonexclusive jurisdiction of the courts of the Cayman Islands.

(b)  Subject to the exception for jurisdiction of the courts of the Cayman Islands in Section 6.9(a), any disputes, actions and proceedings against any party hereto or arising out of or in any way relating to this Agreement shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) and resolved in accordance with the Arbitration Rules of HKIAC in force at the relevant time and as may be amended by this Section 6.9(b) (the “Rules”). The place of arbitration shall be Hong Kong. The official language of the arbitration shall be English and the tribunal shall consist of three arbitrators (each, an “Arbitrator”). Parent shall nominate one Arbitrator; the Rollover Shareholders jointly shall nominate one Arbitrator; and a third Arbitrator will be nominated jointly by the first two Arbitrators and shall serve as chairman of the arbitration tribunal. In the event the Parent or the Rollover Shareholders or the first two Arbitrators shall fail to nominate or agree the joint nomination of an Arbitrator or the third Arbitrator within the time limits specified by the Rules, such Arbitrator shall be appointed promptly by the HKIAC. The arbitration tribunal shall have no authority to award punitive or other punitive−type damages. The award of the arbitration tribunal shall be final and binding upon the disputing parties. Any party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the parties hereto irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

(c)  Notwithstanding the foregoing, the parties hereto hereby consent to and agree that in addition to any recourse to arbitration as set out in this Section 6.9, any party may, to the extent permitted under the rules and procedures of the HKIAC, seek an interim injunction or other form of relief from the HKIAC as provided for in its Rules. Such application shall also be governed by, and construed in accordance with, the Laws of the State of New York.

(d)  Each of the parties hereto irrevocably consents to service of process in the manner provided for notices in Section 9.02 of the Merger Agreement and in the case of each party hereto at the address set forth Schedule D hereto under such party’s name (or at such other address for such party as shall be specified in a notice given in accordance with Section 6.4). Nothing in this Agreement will affect the right of any party to serve process in any other manner permitted by Law.

Section 6.10  Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY

ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.10.

Section 6.11  Third Party Beneficiaries. There are no third party beneficiaries of this Agreement and nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto (and their respective successors, heirs and permitted assigns), any rights, remedies, obligations or liabilities, except as specifically set forth in this Agreement; provided, however, that the Company is an express third-party beneficiary of the obligations of the Rollover Shareholders pursuant to Article II of this Agreement and shall be entitled to specific performance of the terms thereof, including an injunction or injunctions to prevent breaches of this Agreement by the parties thereto, in addition to any other remedy at law or equity..

Section 6.12  Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 6.13  No Presumption Against Drafting Party. Each of the parties to this Agreement acknowledges that it has been represented by independent counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

Section 6.14  Interpretation. When a reference is made in this Agreement to a Section or Article such reference shall be to a Section or Article of this Agreement unless otherwise indicated. The headings contained in this Agreement are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation”, unless otherwise specified. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein; provided that, in each case, such amendment, modification, supplement, waiver or consent is made with the prior written consent of the Rollover Shareholders under Section 3.6, as applicable. References to a person are also to its permitted successors and assigns. References to clauses without a crossreference to a Section or subsection are references to clauses within the same Section or, if more specific, subsection. References from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively. The symbol “US$” refers to United States Dollars. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends and such phrase shall not mean simply “if”. References to “day” shall mean a calendar day unless otherwise indicated as a “Business Day”.

Section 6.15  Counterparts. This Agreement may be executed and delivered in counterparts via facsimile, electronic mail (including ..pdf or any electronic signature, e.g., www.docusign.com) or other transmission methods and all counterparts taken together shall constitute one document. E-mailed copies of signatures shall be deemed to be originals for purposes of the effectiveness of this Agreement.

Section 6.16  PR Coordination. Parent shall ensure that, no announcements or other public statement regarding the subject matter of this Agreement shall be issued or made by Parent, Merger Sub or any Investor without the prior written consent of the Rollover Shareholders (except to the extent that any such announcements or statements are required by applicable Law, a court of competent jurisdiction, a regulatory body or stock exchange) and only after the form and terms of such disclosure have been notified to the Rollover Shareholders and the Rollover Shareholders have had a reasonable opportunity to review and comment thereon and such person has given due consideration to all reasonable additions, deletions or changes suggested thereto, in each case to the extent reasonably practicable; provided, that any disclosure or reference relating to any Rollover Shareholder (or its Affiliates) in the foregoing documents shall still require prior written consent by such Rollover Shareholder (which consent, in the case of references relating to any Rollover Shareholder that are required by applicable Law, a court of competent jurisdiction, a regulatory body or stock exchange, shall not to be unreasonably withheld, delayed or conditioned).

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

Ohio River Investment Limited

By:	/s/ James Mitchell
	Name:	James Mitchell
	Title:	Authorized Signatory

THL E Limited

By:	/s/ James Mitchell
	Name:	James Mitchell
	Title:	Authorized Signatory

Huang River Investment Limited

By:	/s/ James Mitchell
	Name:	James Mitchell
	Title:	Authorized Signatory

[Signature Page to Rollover Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

Quantum Bloom Group Ltd

By:	/s/ Cheung Lun Julian Cheng
	Name:	Cheung Lun Julian Cheng
	Title:	Director

[Signature Page to Rollover Agreement]

SCHEDULE A

Rollover Shares

Schedule A

  SCHEDULE B

Rollover Shares and Parent Shares of Supporting Shareholders

Schedule B

SCHEDULE C
Shareholders Agreement Term Sheet

Schedule C

SCHEDULE D
Noticed pursuant to Section 6.4

Schedule D